CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 Amendment No. 4 for the registration of a total of 54,000,000 warrants issued to Cornell Capital LP and Thornhill Capital, LLP, of our report dated October 11, 2005, on our audit of the financial statements of Mobot, Inc. as of December 31, 2004 and for the year ended December 31, 2004, and for the period from September 8, 2003 (inception) to December 31, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.



/s/ STONEFIELD JOSEPHSON, INC.

Certified Public Accountants
Irvine, California
December 27, 2005